FOR MORE INFORMATION Jonathan Freedman 212.778.8913
For Immediate Release
Jefferies Financial Group Inc. (NYSE: JEF)
January 9, 2023
Jefferies Announces Fourth Quarter 2022 Financial Results

Q4 Financial Highlights
•Net earnings attributable to common shareholders of $140 million, or $0.57 per diluted share
•Annualized return on adjusted tangible equity of 7.2%1
•Total net revenues of $1.44 billion
➢ Investment Banking net revenues of $568 million
➢ Capital Markets net revenues of $478 million
➢ Asset Management net revenues (before allocated net interest2) of $402 million, inclusive of $232 million of net revenues from merchant banking activities
•Repurchased 3.9 million shares of common stock for $121 million, or an average price of $31.24 per share
•Our Board of Directors has increased our share buyback authorization back to a total of $250 million
•On November 1, 2022, we completed our merger with Jefferies Group LLC. This merger eliminated Jefferies Group LLC’s requirement to file Form 10-Qs, Form 10-Ks, and other duplicative processes, and resulted in us assuming Jefferies Group's debt obligations. In connection with the merger we have transferred our legacy merchant banking investments to our Investment Banking and Capital Markets or Asset Management segment and have reorganized the presentation of our segments and Net revenues to align with the way we are now managing our business. Additionally, corporate activities are now fully allocated to these segments. Prior year amounts have been revised to conform to this current presentation. Refer to Note 18 for further information.

“Jefferies' 2022 total investment banking revenues, while down 38% from an off-the-charts 2021, represented our second-best year ever and were substantially above 2019 levels. Our advisory net revenues were only 5% below last year's all-time record result, while our underwriting net revenues were down 59%, due to the IPO and leveraged finance markets being substantially closed for much of the year. Our combined equities and fixed income net revenues were down only 19% versus 2021 and up meaningfully versus 2019.

"Most significantly, for our fiscal 2022, Jefferies was the #6 largest investment banking firm in both global M&A, as well as global equity capital markets (excluding China), up from #12 and #13, respectively, only five years ago. We also moved up one spot from the prior year to #7 globally in combined M&A, ECM and leveraged finance, an improvement from #10 in 2017. It is worth noting that all the competitors ahead of us on these lists are trillion dollar plus global bank holding companies who often lead with their balance sheet, while Jefferies leads with ideas, expertise and human capital.

"Our Equities franchise continued to expand in breadth and capability, while gaining market share across the majority of equity products in 2022. We achieved a U.S. ranking of #6 and a European ranking of #7 for equity research, while we were ranked #3 best overall in Asia for combined equity research and sales. While our Fixed Income business was down for the year, our fourth quarter was up over 71% and we carried that momentum through the first month of fiscal 2023.

1 Jefferies Financial Group

"Monetizing our legacy merchant banking portfolio and returning capital to shareholders remains one of our overriding priorities, and we made continued progress in 2022. We expect to take a further important step later this week with our spin-off to shareholders of Vitesse Energy ("Vitesse"). In 2022, we returned an aggregate of $1.14 billion to shareholders in the form of $280.1 million in dividends and the repurchase of 25.6 million shares for a total of $859.6 million, or $33.58 per share. Over the last five years, we have now returned $5.0 billion in total capital to shareholders, representing two-thirds of total tangible book value3 at January 1, 2018 and including 152.8 million shares repurchased at an average of $23.57 per share. Further, our Vitesse spin-off delivers to our shareholders an additional estimated more than $500 million of our shareholders' equity. Pro forma for the Vitesse spin-off, we will have returned over $5.5 billion in total capital to shareholders over the last five years, representing over 72% of tangible book value3 at January 1, 2018.

"In sum, we achieved a respectable return on adjusted tangible equity of 10.3%1 in a very difficult environment, enhanced our market position in our core businesses and simplified our corporate structure. As we move forward in 2023, we have never been more optimistic about our human capital, product capabilities, industry expertise and geographic breadth, which we intend to continue to aggressively deliver to our clients going forward. Our goal is to continue to gain market share, further strengthening our 'never better' competitive position, and continue our quest to be the best full service global investment banking firm."

Richard Handler, CEO, and Brian Friedman, President

Please refer to the just-released Jefferies Financial Group Annual Letter from our CEO and President for broader perspective on 2022, as well as our strategy and outlook.

Quarterly Cash Dividend

The Jefferies Board of Directors declared a quarterly cash dividend equal to $0.30 per Jefferies common share, payable on February 24, 2023 to record holders of Jefferies common shares on February 13, 2023.

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Financial Summary

(Dollars in thousands, except per share amounts)	Three Months Ended November 30,			Twelve Months Ended November 30,
	2022	2021[18]	% Change	2022	2021[18]	% Change
Net revenues:
Investment Banking and Capital Markets	$1,046,434	$1,615,752	(35)%	$4,726,150	$6,917,774	(32)%
Asset Management	395,228	151,177	161%	1,257,693	1,092,624	15%
Other	(3,580)	(8,438)	58%	(5,005)	3,428	N/M
Net revenues	1,438,082	1,758,491	(18)%	5,978,838	8,013,826	(25)%
Net earnings before income taxes	194,840	425,565	(54)%	1,055,562	2,254,105	(53)%
Income tax expense	53,903	91,973	(41)%	273,852	576,729	(53)%
Net earnings	140,937	333,592	(58)%	781,710	1,677,376	(53)%
Net earnings (losses) attributable to noncontrolling interests	(1,280)	6,586	N/M	(2,397)	3,850	N/M
Net earnings (loss) attributable to redeemable noncontrolling interests	(101)	245	N/M	(1,342)	(826)	62%
Preferred stock dividends	2,070	1,848	12%	8,281	6,949	19%
Net earnings attributable to Jefferies Financial Group Inc.	$140,248	$324,913	(57)%	$777,168	$1,667,403	(53)%
Basic earnings per common share	$0.58	$1.23	(53)%	$3.13	$6.29	(50)%
Weighted average shares	239,312	261,637		247,378	263,595
Diluted earnings per common share	$0.57	$1.20	(53)%	$3.06	$6.13	(50)%
Weighted average diluted shares	248,338	270,743		255,571	271,501
Annualized return on adjusted tangible equity[1]	7.2%	16.5%		10.3%	24.5%
Adjusted annualized return on adjusted tangible equity[4]	7.2%	16.5%		11.3%	24.5%

N/M — Not Meaningful

Highlights

Three Months Ended November 30, 2022	Twelve Months Ended November 30, 2022

•Net earnings attributable to common shareholders of $140 million, or $0.57 per diluted share.
•Repurchased 3.9 million shares of common stock for $121.0 million, or an average price of $31.24 per share.
•We had 226.1 million shares outstanding and 254.6 million shares outstanding on a fully diluted basis[5] at November 30, 2022. Our book value per share was $45.25 and tangible book value per fully diluted share[6] was $33.78 at November 30, 2022.
•Our Board of Directors has increased our share buyback authorization back to a total of $250 million.
•Effective tax rate of 27.7%

•Net earnings attributable to common shareholders of $777 million, or $3.06 per diluted share; adjusted net earnings attributable to common shareholders[8] of $857 million, or $3.37 per diluted share, after removing $80 million of expense related to a regulatory settlement in the third quarter.
•Repurchased 25.6 million shares of common stock for $859.6 million, or an average price of $33.58 per share.
•Effective tax rate of 25.9%, reflecting non-deductible $80 million regulatory settlement during the year; adjusted effective tax rate[17] of 24.1% without the cost of this settlement.

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Three Months Ended November 30, 2022	Twelve Months Ended November 30, 2022
Investment Banking and Capital Markets	Investment Banking and Capital Markets
•Investment Banking net revenues were $568 million, as our mergers and acquisitions net revenues remained strong. Our debt and equity underwriting net revenues were lower than the same quarter last year, consistent with a reduction in industry-wide deal activity.
•Capital Markets net revenues of $478 million were slightly higher as compared to the prior year quarter. Equities net revenues benefited from elevated client trading volumes and market volatility. Fixed Income net revenues reflect robust emerging market trading results partially offset by reduced market activity for various fixed income products.

•Investment Banking net revenues of $2.90 billion were driven by near-record advisory net revenues, offset by lower net revenues in debt and equity underwriting, consistent with significant reduced industry activity.
•Capital Markets net revenues of $1.83 billion were lower as compared to the prior year. Equities net revenues were impacted by significantly reduced trading volumes related to a slowdown in new-issue offerings offset by strong client activity on market volatility and global instability. Fixed Income results were also impacted by significantly reduced trading volumes related to a decline in new-issue activity, lower overall trading volumes, mark-to-market losses on certain mortgage inventory positions and a slowdown in securitization activity in the face of inflation concerns and interest rate uncertainty.

Asset Management	Asset Management
•Asset Management net revenues reflect a challenging trading environment resulting in modest investment losses offset by the sale of our Oak Hill investment as well as merchant banking revenues, which include revenues from the sale of a multi-family project completed at HomeFed.
•Asset Management net revenues reflect revenues from sales of certain assets, partially offset by lower investment returns as compared to the prior year.

* * * *

Amounts herein pertaining to November 30, 2022 represent a preliminary estimate as of the date of this earnings release and may be revised upon filing our Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”). More information on our results of operations for the year ended November 30, 2022 will be provided upon filing our Annual Report on Form 10-K with the SEC, which we expect to file on or about January 27, 2023.
This press release contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current views and include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” "would," or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements may also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. We undertake no obligation to update or revise any such forward-looking statement to reflect subsequent circumstances.
Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

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Selected Financial Information

(Amounts in Thousands, Except Other Data) (Unaudited)	Quarter Ended
	November 30, 2022	August 31, 2022[18]	November 30, 2021[18]
Net revenues by source:
Advisory	$381,412	$481,419	$587,476
Equity underwriting	109,439	150,972	370,636
Debt underwriting	61,731	76,943	222,655
Total underwriting	171,170	227,915	593,291
Other investment banking	15,892	(49,222)	11,181
Total Investment Banking	568,474	660,112	1,191,948
Equities	251,280	277,448	291,033
Fixed income	226,680	174,618	132,771
Total Capital Markets	477,960	452,066	423,804
Total Investment Banking and Capital Markets Net revenues[9]	1,046,434	1,112,178	1,615,752
Asset management fees and revenues[10]	13,440	17,069	13,065
Investment return[2]	156,613	(35,488)	41,554
Merchant banking	231,805	430,009	108,472
Allocated net interest[2]	(6,630)	(9,934)	(11,914)
Total Asset Management Net revenues	395,228	401,656	151,177
Other	(3,580)	(3,990)	(8,438)
Total Net revenues by source	$1,438,082	$1,509,844	$1,758,491

Non-interest expenses:
Compensation and benefits	$659,121	$559,593	$746,185
Floor brokerage and clearing fees	85,143	84,685	79,652
Underwriting costs	9,076	11,672	26,932
Technology and communications	114,957	110,925	103,054
Occupancy and equipment rental	28,420	26,589	26,027
Business development	42,610	36,322	42,381
Professional services	71,042	61,428	58,773
Depreciation and amortization	43,471	43,187	40,536
Cost of sales	91,281	123,436	79,954
Other	98,121	150,157	129,432
Total Non-interest expenses	$1,243,242	$1,207,994	$1,332,926

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(Amounts in Thousands, Except Other Data) (Unaudited)	Twelve Months Ended November 30,
	2022	2021[18]
Net revenues by source:
Advisory	$1,778,003	$1,873,204
Equity underwriting	538,946	1,557,364
Debt underwriting	490,873	935,131
Total underwriting	1,029,819	2,492,495
Other investment banking	92,170	291,423
Total Investment Banking	2,899,992	4,657,122
Equities	1,060,582	1,301,530
Fixed income	765,576	959,122
Total Capital Markets	1,826,158	2,260,652
Total Investment Banking and Capital Markets Net revenues[9]	4,726,150	6,917,774
Asset management fees and revenues[10]	89,127	120,733
Investment return[2]	156,594	260,316
Merchant banking	1,053,031	756,482
Allocated net interest[2]	(41,059)	(44,907)
Total Asset Management Net revenues	1,257,693	1,092,624
Other	(5,005)	3,428
Total Net revenues by source	$5,978,838	$8,013,826

Non-interest expenses:
Compensation and benefits	$2,589,044	$3,554,760
Floor brokerage and clearing fees	347,805	301,860
Underwriting costs	42,067	117,572
Technology and communications	444,011	388,134
Occupancy and equipment rental	108,001	106,254
Business development	150,500	109,772
Professional services	240,978	215,761
Depreciation and amortization	172,902	157,420
Cost of sales	440,837	470,870
Other	387,131	337,318
Total Non-interest expenses	$4,923,276	$5,759,721

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Financial Data and Metrics

(Amounts in Thousands, Except Other Data) (Unaudited)	Quarter Ended
	November 30, 2022	August 31, 2022	November 30, 2021
Other Data:
Number of trading days	63	64	63
Number of trading loss days[11]	3	9	11
Average VaR (in millions)[12]	$10.62	$9.60	$10.14

		Twelve Months Ended November 30,
		2022	2021
Other Data:
Number of trading days		252	252
Number of trading loss days[11]		30	60
Average VaR (in millions)[12]		$11.04	$13.63

(Amounts in Millions, Except Other Data) (Unaudited)	Quarter Ended
	November 30, 2022	August 31, 2022	November 30, 2021
Financial position[13]:
Total assets[19]	$51,058	$51,477	$56,107
Total assets less goodwill and intangible assets for the period[19]	49,182	49,603	54,209
Cash and cash equivalents	9,703	9,478	10,755
Financial instruments owned[19]	18,666	18,776	18,025
Level 3 financial instruments owned[14,19]	791	790	575
Goodwill and intangible assets	1,876	1,874	1,898
Total equity	10,295	10,360	10,580
Total shareholders' equity	10,233	10,293	10,554
Tangible shareholders' equity[7]	8,357	8,419	8,656
Other data and financial ratios:
Leverage ratio[13,15,19]	5.0	5.0	5.3
Tangible gross leverage ratio[13,16,19]	5.9	5.9	6.3
Number of employees, at period end	5,381	5,347	5,556

Components of Denominator for Earnings Per Share

The denominators used to calculate basic and diluted earnings per share are as follows (in thousands):

	Three Months Ended November 30, 2022	Twelve Months Ended November 30, 2022
Weighted average common shares outstanding	227,395	234,258
Weighted average shares of restricted stock with future service	(1,789)	(1,330)
Weighted average restricted stock units outstanding with no future service	13,706	14,450
Denominator for basic earnings per share	239,312	247,378
Stock options and other share based awards	1,617	1,518
Senior executive compensation plan restricted stock unit awards	2,968	2,234
Mandatorily redeemable convertible preferred shares	4,441	4,441
Denominator for diluted earnings per share	248,338	255,571

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Notes
1.Annualized return on adjusted tangible equity (a non-GAAP financial measure) is defined as annualized adjusted net earnings (a non-GAAP financial measure) divided by our beginning of period adjusted tangible shareholders' equity (a non-GAAP financial measure). Refer to schedule on page 10 for reconciliation to U.S. GAAP amounts.
2.Allocated net interest represents an allocation to Asset Management of certain of our long-term debt interest expense, net of interest income on our Cash and cash equivalents and other sources of liquidity. Allocated net interest has been disaggregated to increase transparency and to present direct Asset Management revenues. We believe that aggregating Allocated net interest would obscure the revenue results by including an amount that is unique to our credit spreads, debt maturity profile, capital structure, liquidity risks and allocation methods. Refer to Selected Financial Information on pages 5 to 6.
3.Tangible book value (a non-GAAP financial measure) is defined as shareholders' equity less intangible assets, net and goodwill. Refer to schedule on page 11 for reconciliation to U.S. GAAP amounts.
4.Adjusted annualized return on adjusted tangible equity (a non-GAAP financial measure) is defined as Jefferies' annualized adjusted net earnings excluding the net earnings impact of the $80 million of expense ($80 million, net of tax) related to a regulatory settlement during the current year (a non-GAAP financial measure) divided by our beginning of period adjusted tangible shareholders' equity (a non-GAAP financial measure). Refer to schedule on page 10 for reconciliation to U.S. GAAP amounts.
5.Shares outstanding on a fully diluted basis (a non-GAAP financial measure) is defined as common shares outstanding plus restricted stock units, stock options, conversion of redeemable convertible preferred shares and other shares. Refer to schedule on page 11 for reconciliation to U.S. GAAP amounts.
6.Adjusted tangible book value per fully diluted share (a non-GAAP financial measure) is defined as adjusted tangible book value (a non-GAAP financial measure) divided by shares outstanding on a fully diluted basis (a non-GAAP financial measure). Refer to schedule on page 11 for reconciliation to U.S. GAAP amounts.
7.Tangible shareholders' equity (a non-GAAP financial measure), is defined as shareholders' equity less Intangible assets and goodwill. We believe that tangible equity is meaningful for valuation purposes, as financial companies are often measured as a multiple of tangible equity, making these ratios meaningful for investors.
8.Adjusted net earnings attributable to common shareholders (a non-GAAP financial measure) excludes the $80 million expense ($80 million, net of tax) related to a regulatory settlement in the third quarter. Refer to schedule on page 9 for reconciliation to U.S. GAAP amounts.
9.Allocated net interest is not separately disaggregated for Investment Banking and Capital Markets. This presentation is aligned to our Investment Banking and Capital Markets internal performance measurement.
10.Includes management and performance fees from funds and accounts managed by us as well as our share of fees received by affiliated asset management companies with which we have revenue and profit share arrangements, as well as earnings on our ownership interest in affiliated asset managers.
11.Number of trading loss days is calculated based on trading activities in our Investment Banking and Capital Markets and Asset Management business segments.
12.VaR estimates the potential loss in value of trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value-at-Risk" in Part II, Item 7A "Quantitative and Qualitative Disclosures About Market Risk" in our Annual Report on Form 10-K for the year ended November 30, 2021.
13.Amounts pertaining to November 30, 2022 represent a preliminary estimate as of the date of this earnings release and may be revised in our Annual Report on Form 10-K for the year ended November 30, 2022.
14.Level 3 financial instruments represent those financial instruments classified as such under Accounting Standards Codification 820, accounted for at fair value and included within Financial instruments owned.
15.Leverage ratio equals total assets divided by total equity.
16.Tangible gross leverage ratio (a non-GAAP financial measure) equals total assets less goodwill and identifiable intangible assets divided by tangible equity. The tangible gross leverage ratio is used by rating agencies in assessing our leverage ratio.
17.Adjusted effective tax rate (a non-GAAP financial measure) excludes the $80 million expense related to a regulatory settlement in the current year. Refer to schedule on page 10 for reconciliation to U.S. GAAP amounts.

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18.We have reclassified the presentation of certain line items within our Net revenues by sources to streamline our financial statements to better align the presentation of our firm with the strategy of building our investment banking and capital markets and asset management businesses as we continue to reduce our legacy merchant banking portfolio. Historical periods have been recast to conform to these reclassification and presentation changes.
19.We have changed the accounting for our secondary trading activity related to the purchases and sales of corporate loans. Historically, we have accounted for purchases and sales of corporate loans on trade date recognizing the total amount of purchased loans within Financial instruments owned and a corresponding liability within Payables - brokers, dealers and clearing organizations and the total amount of loans sold within Financial instruments sold, not yet purchased and a corresponding asset within Receivables - brokers, dealers and clearing organizations on the Consolidated Statements of Financial Condition for the cash to be paid or received upon settlement. We have determined that it is more preferable to recognize this trading activity on a settlement date basis and recognize firm commitments to purchase and/or sell loans on the date of trade execution due to the extended settlement period for this trading activity. There was no impact to net earnings or total equity as a result of this change in accounting policy.

Non-GAAP Reconciliations
The following tables reconcile our non-GAAP measures to their respective U.S. GAAP measures. Management believes such non-GAAP measures are useful to investors as they allow them to view our results through the eyes of management, while facilitating a comparison across historical periods. These measures should not be considered a substitute for, or superior to, measures prepared in accordance with U.S. GAAP.

Adjusted Net Earnings Attributable to Common Shareholders and Adjusted Diluted Earnings Per Share GAAP Reconciliations
Reconciliation of net earnings attributable to common shareholders to adjusted net earnings attributable to common shareholders and diluted earnings per share to adjusted diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended November 30, 2022	Twelve Months Ended November 30, 2022
Net earnings attributable to common shareholders (GAAP)	$140,248	$777,168
Net earnings impact for regulatory settlement	—	80,000
Adjusted net earnings attributable to common shareholders (non-GAAP)	$140,248	$857,168

Diluted earnings per share (GAAP)	$0.57	$3.06
Diluted earnings per share impact for regulatory settlement	—	0.31
Adjusted diluted earnings per share (non-GAAP)	$0.57	$3.37

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Adjusted Return on Adjusted Tangible Equity Reconciliation
The table below reconciles our Net earnings attributable to common shareholders to adjusted net earnings and our Shareholders' equity to adjusted tangible shareholders' equity (in thousands):

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2022	2021	2022	2021
Net earnings attributable to common shareholders (GAAP)	$140,248	$324,913	$777,168	$1,667,403
Intangible amortization and impairment expense, net of tax	1,742	2,773	8,100	10,649
Adjusted net earnings (non-GAAP)	$141,990	$327,686	$785,268	$1,678,052
Annualized adjusted net earnings (non-GAAP)	$567,960	$1,310,744	$785,268	$1,678,052
Net earnings impact for regulatory settlement	$—	$—	$80,000	$—
Adjusted net earnings excluding regulatory settlement (non-GAAP)	$141,990	$327,686	$865,268	$1,678,052
Annualized adjusted net earnings excluding regulatory settlement (non-GAAP)	$567,960	$1,310,744	$865,268	$1,678,052

	August 31,		November 30,
	2022	2021	2021	2020
Shareholders' equity (GAAP)	$10,292,531	$10,381,883	$10,553,755	$9,403,893
Less: Intangible assets, net and goodwill	(1,874,435)	(1,905,163)	(1,897,500)	(1,913,467)
Less: Deferred tax asset	(398,397)	(479,016)	(327,547)	(393,687)
Less: Weighted average quarter-to-date or year-to-date impact of cash dividends and share repurchases	(115,869)	(62,644)	(670,949)	(243,003)
Adjusted tangible shareholders' equity (non-GAAP)	$7,903,830	$7,935,060	$7,657,759	$6,853,736
Return on adjusted tangible equity (non-GAAP)	7.2%	16.5%	10.3%	24.5%
Adjusted return on adjusted tangible equity (non-GAAP)	7.2%	16.5%	11.3%	24.5%

Adjusted Effective Tax Rate GAAP Reconciliation

The table below reconciles our effective tax rate to adjusted effective tax rate:

Twelve Months Ended November 30, 2022
Effective tax rate (GAAP)	25.9%
Effective tax rate impact for regulatory settlement	(1.8)%
Adjusted effective tax rate (non-GAAP)	24.1%

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Adjusted Tangible Book Value and Fully Diluted Shares Outstanding GAAP Reconciliation

The table below reconciles our book value (shareholders' equity) to adjusted tangible book value and our common shares outstanding to fully diluted shares outstanding (in thousands, except per share amounts):

November 30, 2022
Book value (GAAP)	$10,232,846
Redeemable convertible preferred shares convertible to common shares(1)	125,000
Stock options(2)	119,336
Intangible assets, net and goodwill	(1,875,576)
Adjusted tangible book value (non-GAAP)	$8,601,606

Common shares outstanding (GAAP)	226,130
Restricted stock units ("RSUs")	17,868
Redeemable convertible preferred shares converted to common shares(1)	4,441
Stock options(2)	5,025
Other	1,168
Fully diluted shares outstanding (non-GAAP)(3)	254,632

Book value per share outstanding	$45.25
Tangible book value per fully diluted share outstanding (non-GAAP)	$33.78

(1)	Redeemable convertible preferred shares added to book value and fully diluted shares assume that the redeemable convertible preferred shares are converted to common shares.
(2)
Stock options added to book value are equal to the total number of stock options outstanding as of November 30, 2022 of 5,024,532 multiplied by the weighted average exercise price of $23.75 on November 30, 2022. Stock options added to fully diluted shares are equal to the total stock options outstanding on November 30, 2022.

(3)
Fully diluted shares outstanding include vested and unvested RSUs as well as the target number of RSUs issuable under the senior executive compensation plans until the performance period is complete. Fully diluted shares outstanding also include all stock options and the additional common shares if our redeemable convertible preferred shares were converted to common shares.

Tangible Book Value GAAP Reconciliation

At the beginning of the press release, we disclose how much we have returned to shareholders through buybacks and dividends since the beginning of 2018 and what percentage that is of tangible book value at the beginning of 2018. The table below reconciles our shareholders' equity to tangible book value at the beginning of 2018 (in thousands):

December 31, 2017
Shareholders' equity (GAAP)	$10,105,957
Intangible assets, net and goodwill	(2,463,180)
Tangible book value (non-GAAP)	$7,642,777

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